As filed with the Securities and Exchange Commission on May 11, 2004
                                                                          811-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                NOTIFICATION OF REGISTRATION FILED PURSUANT TO
              SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Madison/Claymore Covered Call Fund

Address of Principal Business Office:
       210 N. Hale Street
       Wheaton, Illinois 60187

Telephone Number: 630-315-2036

Name and address of agent for service of process:
       Nicholas Dalmaso
       Claymore Advisors, LLC
       210 N. Hale Street
       Wheaton, Illinois 60187

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [ X ]      NO [   ]


                                   SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Wheaton in the State of Illinois on the 11th day of May, 2004.


                      MADISON/CLAYMORE COVERED CALL FUND


   /s/ Nicholas Dalmaso                             /s/ Nicholas Dalmaso
-------------------------------        Attest:   ----------------------------
By:  Nicholas Dalmaso                            By: Nicholas Dalmaso
Trustee                                          Trustee